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                                                                    Exhibit 5
                                                                    Exhibit 23.1

                                 April 20, 1999


Florafax International, Inc.
8075 20th Street
Vero Beach, Florida  32966

       Re:    Registration Statement on Form S-3

Gentlemen:

       We have acted and are acting as counsel for Florafax International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the above-mentioned Registration Statement on Form S-3 (the "Registration Statement"), of 342,500 shares of the Common Stock, par value $.01 per share, of the Company issuable under options previously issued under miscellaneous benefit plans.

       We have examined and are familiar with the originals or copies, the authenticity of which has been established to our satisfaction, of all such documents, corporate records and other instruments as we have deemed necessary to express the opinions hereinafter set forth.

       Based upon the foregoing, it is our opinion that:

       1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

       2. The shares of the Common Stock of the Company to be issued pursuant to such miscellaneous plans will have been duly authorized and legally issued and will constitute fully paid and non-assessable shares of the Common Stock of the Company when issued in accordance with such miscellaneous plans.

       We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                          Yours very truly,



                                          Holly H. Fuller


HHF/dkr